EXHIBIT 99.1

Media Contact:  Laurie Spiegelberg
(208) 386-5532
  Investor Contact: Earl Ward
(208) 386-5698

Washington Group International Announces Third-Quarter
Charges, Reaffirms 2006 Net Income Guidance

BOISE, Idaho (October 25, 2006) — Washington Group International, Inc. (Nasdaq: WGII) today announced it expects to report charges totaling approximately $25 million pre tax ($15 million after tax) in the third quarter for estimated cost increases on two fixed-price highway-construction projects in southern California. Despite the impact of the charges, the company expects to be profitable in the third quarter and maintains its fiscal 2006 net income guidance of $75 to $85 million, with the most likely result near the low end of the range. Net income of $75 million would represent approximately 40 percent growth over 2005 net income of $53.9 million.

The cost growth on the highway projects is due primarily to reduced labor productivity, client-directed changes, and other unexpected requirements. This cost growth will result in change orders and claims, the benefit of which will be recognized when agreement has been reached with the customers.

The company plans to announce its third-quarter results and 2007 outlook after market close on November 6 and will hold an investor conference call at 1 p.m. Eastern Time on November 7.

Washington Group International Inc. (Nasdaq: WGII) provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. Headquartered in Boise, Idaho, with more than $3 billion in annual revenue, the company has approximately 24,000 people at work around the world providing solutions in power, environmental management, defense, oil and gas processing, mining, industrial facilities, transportation, and water resources. For more information, visit www.wgint.com.

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This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof.  Each forward-looking statement, including, without limitation, any financial guidance, speaks only as of the date on which it is made, and Washington Group undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. The forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties.  Actual results may vary materially as a result of changes or developments in social, economic, business, market, legal, and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by customers, clients, suppliers, business partners, or government bodies.  Performance is subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of customers, and spending levels and priorities of the U.S., state and other governments.  Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives.  For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-Looking Information” and “Item 1A. Risk Factors” in Washington Group’s annual report on Form 10-K for fiscal year 2005.